UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒          Soliciting Material Under Rule 14a-12

ENPRO INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P.
STEEL PARTNERS II GP LLC
STEEL PARTNERS II MASTER FUND L.P.
STEEL PARTNERS LLC
WARREN G. LICHTENSTEIN
JAMES R. HENDERSON
JOHN J. QUICKE
KEVIN C. KING
DON DEFOSSET
DELYLE BLOOMQUIST

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Steel Partners II, L.P. (“Steel Partners”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of its five director nominees at the 2008 annual meeting of shareholders (the “Annual Meeting”) of EnPro Industries, Inc. (the “Company”).  Steel Partners has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  Letter from Steel Partners to William R. Holland, Chairman of the Board of the Company, and Ernest F. Schaub, President and CEO of the Company

STEEL PARTNERS II, L.P.
590 Madison Avenue, 32nd Floor
New York, New York 10022

January 30, 2008

VIA FACSIMILE AND FEDERAL EXPRESS

EnPro Industries, Inc.
5605 Carnegie Boulevard
Suite 500
Charlotte, North Carolina 28209
Attn:       William R. Holland, Chairman of the Board
Ernest F. Schaub, President and Chief Executive Officer

CC: Board of Directors

Dear Sirs:

As you know, Steel Partners II, L.P. (“Steel”) is one of the largest shareholders of EnPro Industries, Inc. (“EnPro” or the “Company”) owning approximately 11.3% of its outstanding common stock.  We have been a long-term committed shareholder, having first invested in 2003 because we believed the market substantially undervalued the Company.  The management team has done an excellent job of improving EnPro’s operations over the last several years, the most recent example of which is its third quarter operations performance, which reflected continued revenue growth and increasing segment operating profits and margins. Unfortunately for EnPro’s shareholders, a poor job has been done managing the Company’s balance sheet and allocating its capital.

We have been extremely disappointed to see the share price decline by 33% since EnPro’s third quarter earnings announcement and by 40% since its July 12, 2007 high.  We believe that the primary factors contributing to this sharp decline and undervaluation of EnPro’s stock are the Company’s inefficient balance sheet and perceived succession risk.

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       As such, we recommend EnPro capitalize on its operating momentum and utilize the strength of its balance sheet and substantial excess liquidity to pursue a public recapitalization at $30.00 a share.  Through a combination of EnPro’s excess cash and availability under its existing credit facility, the Company should be in a position to self tender for at least $150 million of common stock, or approximately 23% of its outstanding shares at the aforementioned price per share.

The proposed recapitalization offers several benefits to EnPro and its shareholders. First, given EnPro’s current market valuation and considering its favorable prospects, we do not believe it is likely that the Company will find any alternatives offering higher returns on investment.  As such, the recapitalization offers the most efficient use of capital.  Second, the recapitalization would provide immediate liquidity at a premium to the current share price for your shareholders who elect to tender.  Third, a more efficient balance sheet will lower EnPro’s cost of capital and enhance the growth of the Company’s levered free cash and therefore increase the upside to those shareholders who opt not to tender their shares.  After this recapitalization, EnPro will still enjoy a strong and flexible balance sheet that would support the Company’s long term strategic vision.  Pro forma for the recapitalization, EnPro’s leverage and fixed charges ratios will remain highly conservative, allowing for ample additional debt capacity when and if needed.

The status quo is not acceptable to Steel.  If EnPro is unwilling to pursue a recapitalization, we strongly encourage the Board to hire a nationally recognized investment banking firm to explore all strategic alternatives to maximize shareholder value, including a sale of the Company.  We expect that such a process will garner a high level of interest.  Although the Board declined our previous offer to enter into negotiations to acquire EnPro’s outstanding common stock for $47 a share in June 2007, we remain interested in purchasing the Company and would expect to participate in such a sale process.

We trust that the best interests of all shareholders continue to be of utmost importance to you and the members of the Board and look forward to your prompt response.  In the meantime, we must preserve our right to seek representation on the Board of Directors to the extent you do not pursue the recapitalization transaction discussed above or take the steps necessary to maximize shareholder value.  Accordingly, attached hereto is a copy of the notice being delivered simultaneously to the Corporate Secretary of EnPro nominating five directors for election at the next annual meeting of shareholders of the Company.

Respectfully,

/s/ Warren G. Lichtenstein

Warren G. Lichtenstein

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CERTAIN INFORMATION CONCERNING PARTICIPANTS

Steel Partners II, L.P. (“Steel Partners II”), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of its slate of director nominees at the 2008 annual meeting of stockholders of EnPro Industries, Inc., a North Carolina corporation (the “Company”).

STEEL PARTNERS II STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Steel Partners II, Steel Partners II GP LLC (“Steel GP LLC”), Steel Partners II Master Fund L.P. (“Steel Master”), Steel Partners LLC (“Partners LLC”), Warren G. Lichtenstein, James R. Henderson, John J. Quicke, Don DeFosset, Kevin C. King and Delyle Bloomquist (collectively, the “Participants”).  As of January 30, 2008, Steel Partners II beneficially owned 2,433,838 shares of common stock of the Company (the “Shares”), constituting  approximately 11.3% of the Shares  outstanding.  Steel Master is the sole limited partner of Steel Partners II.  Steel GP LLC is the general partner of Steel Partners II and Steel Master.  Partners LLC is the investment manager of Steel Partners II and Steel Master.  Warren G. Lichtenstein is the manager of Partners LLC and the managing member of Steel GP LLC.  By virtue of these relationships, each of Steel GP LLC, Steel Master, Partners LLC and Mr. Lichtenstein may be deemed to beneficially own the 2,433,838 Shares owned by Steel Partners II. Currently, Messrs. Henderson, Quicke, DeFosset, King and Bloomquist do not directly own any securities of the Company.  As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, they are each deemed to beneficially own the 2,433,838 Shares owned by Steel Partners II.

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